                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              HOMESERVICES.COM INC.

                                       AT

                             $17.00 NET PER SHARE

                                       BY

                             HMSV ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                      MIDAMERICAN ENERGY HOLDINGS COMPANY

--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, SEPTEMBER 24, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                August 27, 2001

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated August 27, 2001 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") in connection with the offer by HMSV Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of MidAmerican Energy Holdings Company, an Iowa corporation ("MEHC"), to purchase all outstanding shares of common stock, par value $0.01 per share, including the associated Rights (as defined in the Offer to Purchase) (the "Shares") of HomeServices.Com Inc., a Delaware corporation ("HMSV"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 27, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD OR OUR NOMINEES AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

         1. The Offer price is $17.00 per Share, net to you in cash without interest.

         2. The Offer is being made for all outstanding Shares.

         3. The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer at least that number of Shares (1) that would, when aggregated with the Shares owned directly or indirectly by MEHC, represent at least 90% of all Shares then outstanding and (2) that represent at least a majority of the total number of Shares outstanding on the date Shares are accepted for payment that are not held by MEHC, its affiliates and the directors and executive officers of HMSV. The Offer is also subject to certain other conditions. See "THE TENDER OFFER -- Section 12 -- Certain Conditions to the Offer."


         4. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on September 24, 2001, unless the Offer is extended.


         5. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.


     This Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.


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

     INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL OF THE
           OUTSTANDING SHARES OF COMMON STOCK OF HOMESERVICES.COM INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 27, 2001 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") in connection with the Offer by HMSV Acquisition Corp., a Delaware corporation and wholly owned subsidiary of MidAmerican Energy Holdings Company, an Iowa corporation, to purchase all outstanding shares of common stock, par value $.01 per share, including the associated Rights (as defined in the Offer to Purchase) (the "Shares") of HomeServices.Com Inc., a Delaware corporation.


     This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.


Dated:                   , 2001
      -------------------

Number of Shares to be Tendered:*


                           Shares
--------------------------

                                          -------------------------------------

                                          -------------------------------------
                                                             Signature(s)

                                          -------------------------------------

                                          -------------------------------------
                                                      Print or Type Name(s)

                                          -------------------------------------

                                          -------------------------------------
                                                            Address(es)

                                          -------------------------------------
                                              Area Code and Telephone Number(s)


                                          -------------------------------------
                                           Tax ID or Social Security Number(s)


----------------

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.


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